EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2009, relating to the consolidated financial statements of San Diego Gas and Electric Company and subsidiary, and the effectiveness of San Diego Gas and Electric Company and subsidiary’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of San Diego Gas and Electric Company and subsidiary for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

San Diego, California

May 5, 2009